EIGHTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT

This Eighth Amendment to Credit and Security Agreement (this “Eighth Amendment”), dated as of March 30, 2017, is made by and among COMMAND SECURITY CORPORATION, a New York corporation (“CSC” or “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”).

WITNESSETH:

WHEREAS, the Borrower and Wells Fargo are parties to a certain Credit and Security Agreement dated as of February 12, 2009 (as amended by that certain Amendment to Credit and Security Agreement dated as of December 1, 2009 (the “First Amendment”), that certain Second Amendment to Credit and Security Agreement dated as of October 18, 2011 (the “Second Amendment”), that certain Third Amendment to Credit and Security Agreement dated as of November 6, 2012, that certain Fourth Amendment to Credit and Security Agreement dated as of June 30, 2014 (the “Fourth Amendment”), that certain Fifth Amendment to Credit and Security Agreement dated as of November 13, 2015, that certain Sixth Amendment to Credit and Security Agreement dated as of February 12, 2016, that certain Seventh Amendment to Credit and Security Agreement dated as of October 12, 2016, (the “Seventh Amendment”, and as further amended, supplemented and in effect, collectively, the “Credit Agreement”); and

WHEREAS, the Borrower has requested that Wells Fargo further modify and amend certain terms and conditions of the Credit Agreement; and

WHEREAS, the Wells Fargo has agreed to further modify and amend certain terms and conditions of the Credit Agreement, all as provided herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.	Defined Terms. Capitalized terms used in this Eighth Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.

2.	Amendment to Recitals. The Recitals paragraph on page 1 of the Credit Agreement is hereby amended by deleting the reference to “$20,000,000” where it appears and substituting “$27,500,000” in its stead.

3.	Amendments to Section 1.

(a)	Section 1.1(a) of the Credit Agreement is hereby amended by deleting the reference to “$20,000,000” where it appears in subclause (i) and substituting “$27,500,000” in its stead.

(b)	Section 1.1(b) of the Credit Agreement (for avoidance of doubt, as most recently amended by the Seventh Amendment) is hereby amended by deleting “March 31, 2017” where it appears and by substituting “March 31, 2020” in its stead.

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(c)	Section 1.2(a) of the Credit Agreement (for avoidance of doubt, as most recently amended by the Fourth Amendment) is hereby deleted in its entirety and the following substituted in its stead:

“(a) Borrowing Base. The borrowing base (the “Borrowing Base”) is an amount equal to:

(i) 85% or such lesser percentage of Eligible Billed Accounts as Wells Fargo in its reasonable commercial judgment may deem appropriate, plus

(ii) the lesser of (a) $14,500,000, and (b) 75% or such lesser percentage of Eligible Unbilled Accounts as Wells Fargo in its reasonable commercial judgment may deem appropriate, less

(iii) the Borrowing Base Reserve, less

(iv) the outstanding amount of any Indebtedness of Borrower that is not otherwise described in this Section 1 and that is then due and owing to Wells Fargo, including Indebtedness that Wells Fargo in its sole discretion finds on the date of determination to be equal to Wells Fargo’s net credit exposure with respect to any swap, derivative, foreign exchange, hedge, deposit, treasury management or similar transaction or arrangement extended to Borrower by Wells Fargo, and any Indebtedness owed by Borrower to Wells Fargo Merchant Services, L.L.C., but excluding the total of all transactions charged to all Cards (as defined in the Credit Card Agreement) outstanding at any time under the Credit Card Agreement, provided that the Indebtedness described in this subsection (iv) shall include, to the extent the Borrower is obligated by the Credit Card Agreement to reimburse the Lender therefor, all costs and expenses, including any attorney’s fees, incurred by the Lender in enforcing the Credit Card Agreement.

Notwithstanding the foregoing, at no time shall the outstanding Advances supported by Eligible Foreign Accounts exceed $2,975,000.”

(d)	Section 1.6(f) of the Credit Agreement (for avoidance of doubt, as most recently amended by the Second Amendment) is hereby deleted in its entirety, and the following substituted in its stead:

“(f) Line of Credit Termination and/or Reduction Fees. If (i) Wells Fargo terminates the Line of Credit during a Default Period, or if (ii) Borrower terminates the Line of Credit on a date prior to the Maturity Date, or if (iii) Borrower and Wells Fargo agree to reduce the Maximum Line Amount, then Borrower shall pay Wells Fargo as liquidated damages a termination or reduction fee in an amount equal to a percentage of the Maximum Line Amount (or the reduction of the Maximum Line Amount, as the case may be) calculated as follows: (A) one and one-half percent (1.50%) if the termination or reduction occurs on or before the first anniversary of the Eighth Amendment Effective Date; (B) one-half percent (0.50%) if the termination or reduction occurs after the first anniversary of the Eighth Amendment Effective Date, but on or before the second anniversary of the Eighth Amendment Effective Date; and (C) one quarter of one percent (0.25%) if the termination or reduction occurs after the second anniversary of the Eighth Amendment Effective Date.”

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(e)	Section 1.9(a) of the Credit Agreement is hereby amended by deleting the reference to “$3,000,000” where it appears and substituting “$1,500,000” in its stead.

4.	Amendments to Section 5.

(a)	Section 5.1(b) of the Credit Agreement is hereby amended by inserting the following provision at the end thereof:

“Simultaneously with the delivery of the monthly financial statement and the Compliance Certificate, Lead Borrower shall provide Wells Fargo with a report which evidences the Unbilled Account Variance.”

(b)	Section 5.2(a) of the Credit Agreement (for avoidance of doubt, as most recently amended by the Seventh Amendment) is hereby deleted in its entirety, and the following substituted in its stead:

“(a) Reserved.”

(c)	Section 5.2 of the Credit Agreement is hereby amended by adding the following provision as a new Section 5.2(d):

“(d) Fixed Charge Coverage Ratio. Commencing month ending March 31, 2017 and on the last day of each month thereafter, Borrower shall have a Fixed Charge Coverage Ratio, measured on a trailing twelve (12) month-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Ratio	Trailing twelve (12) month period ending

1.10 :1.00	March 31, 2017
1.15 :1.00	April 30, 2017
1.20 :1.00	May 31, 2017
1.25 :1.00	June 30, 2017 and each month thereafter

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(d)	Section 5.7 of the Credit Agreement is hereby deleted in its entirety, and the following substituted in its stead:

“5.7 Dividends and Distributions. Borrower shall not declare or pay any dividends (other than dividends payable solely in stock of Borrower) on any class of its stock, or make any payment on account of the purchase, redemption or retirement of any shares of its stock, or other securities or evidence of its indebtedness or make any distribution regarding its stock, either directly or indirectly.”

(e)	By adding the following provision as a new Section 5.30:

“5.30 SEIU Litigation and CSEHWTF Litigation. Borrower shall (i) provide Wells Fargo with periodic updates regarding the foregoing litigations, including, but not limited to, the status of negotiations with the plaintiffs and the proposed terms of any settlement, and (ii) not settle the SEIU Litigation and the CSEHWTF Litigation for a collective amount in excess of $500,000 without the prior consent of Wells Fargo (each such settlement amount, a “Permitted Settlement Amount”). Any such Permitted Settlement Amount shall constitute Debt permitted by Section 5.4 hereof.”

5.	Amendments to Exhibit A. Exhibit A of the Credit Agreement is hereby amended as follows:

(a)	The definition of “Borrowing Base Reserve” (for avoidance of doubt, as most recently amended by the First Amendment) is hereby deleted in its entirety and the following substituted in its stead:

““Borrowing Base Reserve” means, as of any date of determination, an amount (including without limitation, the Credit Card Reserve Amount) or a percent of a specified category or item that Wells Fargo deems necessary in its reasonable business judgment from time to time to reduce availability under the Borrowing Base (a) to reflect events, conditions, or risks which adversely affect the assets, business or prospects of Borrower, or the Collateral or its value, or the enforceability, perfection or priority of Wells Fargo’s Security Interest in the Collateral, as the term “Collateral” is defined in this Agreement, or (b) to reflect Wells Fargo’s reasonable judgment that any collateral report or financial information relating to Borrower and furnished to Wells Fargo may be incomplete, inaccurate or misleading in any material respect. For avoidance of doubt, each of the Payroll Reserve, the Leal Litigation Settlement Reserve, the SEIU Litigation and CSEHWTF Litigation Reserve, and the Dilution Reserve shall each constitute a Borrowing Base Reserve.”

(b)	The definition of “Daily Three Month LIBOR” is hereby amended by inserting the following provision at the end thereof:

“Notwithstanding the foregoing, if the rate determined pursuant to the foregoing method is less than zero, Daily Three Month LIBOR for purposes of this Agreement shall be zero.”

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(c)	The definition of “Eligible Billed Accounts” is hereby amended as follows:

i.	subclause (a) (for avoidance of doubt, as most recently amended by the Seventh Amendment) is hereby deleted in its entirety and the following substituted in its stead:

“(a) That portion of Accounts unpaid 90 days or more after the invoice date;”

ii.	subclause (m) (for avoidance of doubt, as most recently amended by the Second Amendment) is hereby deleted in its entirety and the following substituted in its stead:

“(m) Accounts owed by an account debtor, regardless of whether otherwise eligible, to the extent that the aggregate balance of such Accounts exceeds 20% of the aggregate amount of all Eligible Accounts, provided however, that Wells Fargo, upon request of the Borrower, may, in its sole and absolute discretion, increase such percentage with respect to an account debtor, and if Wells Fargo so elects to increase such percentage, Wells Fargo shall promptly notify Borrower of the same;”

(d)	The definition of “Eligible Unbilled Accounts” is hereby deleted in its entirety, and the following substituted in its stead:

“Eligible Unbilled Accounts” means all unpaid Accounts of Borrower arising from the performance of services by Borrower, net of any credits, that would otherwise qualify as Eligible Billed Accounts except invoices have not been rendered by Borrower to the account debtors of such Accounts, but excluding (i) for the period commencing as of the Eighth Amendment Effective Date and ending on March 31, 2018, any Account for which an invoice has not been rendered to the account debtor within forty-five (45) days of Borrower having performed the services giving rise to such Account, and (ii) for the period commencing April 1, 2018 and thereafter, any Account for which an invoice has not been rendered to the account debtor within forty (40) days of Borrower having performed the services giving rise to such Account.”

(e)	By inserting the following definitions in their respective alphabetical orders:

i.	““CSEHWTF Litigation” means the litigation which is the subject of the complaint captioned California Service Employees Health & Welfare Trust Fund, Mike Garcia, Trustee, Charles Gilchrist, Trustee, David Stillwill, Trustee, Raymond C. Nann, Trustee, and Larry T. Smith, Trustee vs. Command Security Corp., a New York Corporation, d/b/a Aviation Safeguards” Case No. CV-12-1079 and filed with the United States District Court for the Northern District of California on March 2, 2012.”

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ii.	““Dilution Reserve” means, as of any date of determination, a reserve established by Wells Fargo in an amount equal to the product of (x) the excess of (i) Dilution (expressed as a percentage) for such trailing twelve (12) month period ending as of such date, as determined by Wells Fargo pursuant to a field examination which has been approved and accepted by Wells Fargo, over (ii) five percent (5.0%), multiplied by (y) the then outstanding balance of Eligible Billed Accounts.”

iii.	““EBITDA” means, with respect to any fiscal period,

(a) Borrower’s Net Income (or loss),

minus

(b) without duplication, the sum of the following amounts of Borrower for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i) extraordinary gains,

(ii) interest income,

plus

(c) without duplication, the sum of the following amounts of Borrower for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i) non-cash extraordinary losses,

(ii)Interest Expense,

(iii) income taxes, and

(iv) depreciation and amortization for such period, in each case, determined on a consolidated basis in accordance with GAAP. “

iv.	““Eighth Amendment” means that certain Eighth Amendment to Credit and Security Agreement by and between the Borrower and Wells Fargo dated as of the Eighth Amendment Effective Date.”

v.	““Eighth Amendment Effective Date” means March 31, 2017.”

vi.	““Excess Availability” means the result of (a) (i) collateral availability calculated pursuant to the Borrowing Base limitations set forth in Section 1.2, less (ii) the aggregate of the unreimbursed Advances plus the L/C Amount.”

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vii.	““Fixed Charges” means, with respect to any fiscal period and with respect to Borrower determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, and (b) principal payments in respect of Debt that are required to be paid during such period.”

viii.	““Fixed Charge Coverage Ratio” means, with respect to any fiscal period and with respect to Borrower determined on a consolidated basis in accordance with GAAP, the ratio of (a) EBITDA for such period minus unfinanced Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, minus all federal, state, and local income taxes paid in cash during such period, to (b) Fixed Charges for such period.”

ix.	““Interest Expense” means, for any period, the aggregate of the interest expense of Borrower for such period, determined on a consolidated basis in accordance with GAAP.”

x.	““Leal Litigation Settlement Reserve” means a reserve of $700,000 or such other amount as Wells Fargo deems necessary in its reasonable business judgment from time to time in connection with a settlement of the Leal Litigation.”

xi.	““Payroll Reserve” means a reserve for payroll obligations of the Borrower (including, without limitation, payroll taxes) in such amount as Wells Fargo deems necessary in its reasonable business judgment from time to time, after consultation with the Borrower.”

xii.	““SEIU Litigation” means the litigation which is the subject of the complaint captioned “Marlene Herrera; Edward Lopez; and Service Employees International Union, United Service Workers West vs. Command Security Corp., a New York Corporation, d/b/a Aviation Safeguards”, Case No. CV 12-4032 and filed with the United States District Court for the Northern District of California on July 31, 2012.”

xiii.	““SEIU Litigation and CSEHWTF Litigation Reserve” means a reserve of $300,000 or such other amount as Wells Fargo deems necessary in its reasonable business judgment from time to time in connection with a settlement of the SEIU Litigation and the CSEHWTF Litigation.”

xiv.	““Unbilled Account Variance” means the variance between the amount of Accounts which the Borrower reported to Wells Fargo as Eligible Unbilled Accounts for a subject month and the amount of such Accounts which were subsequently converted to Eligible Billed Accounts for such month.”

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6.	Ratification of Loan Documents. Except as provided for herein, all terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect. Borrower hereby ratifies, confirms, and reaffirms all representations, warranties, and covenants contained therein and acknowledges and agrees that the Indebtedness, as modified hereby, are and continue to be secured by the Collateral. Borrower warrants and represents to Wells Fargo that as of the date hereof, no Event of Default has occurred and is continuing. Borrower acknowledges and agrees that Borrower does not have any offsets, defenses, or counterclaims against Wells Fargo thereunder, and to the extent that any such offsets, defenses, or counterclaims may exist, Borrower hereby WAIVES and RELEASES Wells Fargo therefrom.

7.	Schedules and Exhibits.

(a)	Exhibit B to the Credit Agreement (Premises) is hereby amended and restated as set forth on Exhibit B hereto.

(b)	Exhibit D to the Credit Agreement (Representations and Warranties) is hereby amended and restated as set forth on Exhibit D hereto.

(c)	Exhibit E to the Credit Agreement (Compliance Certificate) is hereby amended and restated as set forth on Exhibit E hereto.

(d)	Exhibit F to the Credit Agreement (Commercial Tort Claims; Permitted Liens; Indebtedness; Guaranties) is hereby amended and restated as set forth on Exhibit F hereto.

(e)	Exhibit G to the Credit Agreement (Deposit Accounts) is hereby amended and restated as set forth on Exhibit G hereto.

8.	Eighth Amendment Fee. In addition to the other fees described in the Credit Agreement for which the Borrower is obligated to pay to Wells Fargo, in consideration of Wells Fargo’s entering into this Eighth Amendment, the Borrower shall pay to Wells Fargo a fee (the “Eighth Amendment Fee”) in the amount of Seventy-five Thousand Dollars ($75,000) simultaneous with the execution and delivery of this Eighth Amendment to Wells Fargo, which Eighth Amendment Fee shall be fully and irrevocably earned by Wells Fargo as of such date, and is non-refundable to the Borrower.

9.	Conditions Precedent. This Eighth Amendment shall not be effective until each of the following conditions precedent has been fulfilled to the satisfaction of Wells Fargo:

(a)	This Eighth Amendment shall have been duly executed and delivered by the respective parties thereto, and shall be in full force and effect and shall be in form and substance satisfactory to Wells Fargo.

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(b)	Wells Fargo shall have received the documents, instruments and agreements set forth on the closing checklist for this Eighth Amendment.

(c)	Without limiting subclause (b), all action on the part of the Borrower necessary for the valid execution, delivery and performance by the Borrower of this Eighth Amendment shall have been duly and effectively taken and evidence thereof reasonably satisfactory to Wells Fargo shall have been provided to Wells Fargo.

(d)	After giving effect to the effectiveness of this Eighth Amendment, Borrower shall have Excess Availability of at least $2,750,000 as evidenced by calculations provided to and accepted by Wells Fargo.

(e)	The Borrower shall have paid the Eighth Amendment Fee.

(f)	No Event of Default shall have occurred and be continuing.

(g)	The Borrower shall have paid all reasonable and documented costs and expenses of Wells Fargo, including, without limitation, reasonable attorneys’ fees in connection with the preparation, negotiation, execution and delivery of this Eighth Amendment as well as any outstanding invoices.

10.	Post-Closing Matters. The Borrower shall satisfy the post-closing matters set forth on Schedule 1 hereto within the time frames set forth on said Schedule 1.

11.	Miscellaneous.

(a)	This Eighth Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.

(b)	This Eighth Amendment expresses the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

(c)	Any determination that any provision of this Eighth Amendment or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this Eighth Amendment.

(d)	The Borrower warrants and represents that the Borrower has consulted with independent legal counsel of the Borrower’s selection in connection with this Eighth Amendment and is not relying on any representations or warranties of Wells Fargo or its counsel in entering into this Eighth Amendment.

[Remainder of Page Left Blank Intentionally]

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IN WITNESS WHEREOF, each party hereto has executed this Eighth Amendment as a sealed instrument under the laws of the Commonwealth of Massachusetts through its authorized officer as of the date set forth above.

COMMAND SECURITY CORPORATION

By:	/s/ N. Paul Brost
Name:	N. Paul Brost
Title:	Chief Financial Officer

WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:	/s/ James A. Kelly
Name:	James A. Kelly
Title:	Vice President

Signature Page to Eighth Amendment to Credit Agreement

Exhibit B

Premises

(see attached)

Exhibit D

Representations and Warranties

(see attached)

Exhibit E

Compliance Certificate

(see attached)

Exhibit F

Commercial Tort Claims; Permitted Liens;
Indebtedness; Guaranties

(see attached)

Exhibit G

Deposit Accounts

(see attached)

Schedule 1

Post-Closing Matters

Post-closing Requirement	Timeframe

Satisfactory opinion of counsel	April 14, 2017

Recent Foreign Qualification Certificates for the jurisdictions set forth the Closing Checklist previously provided to Borrower	April 14, 2017